Exhibit (j)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 50 to the Registration Statement on Form N-1A of Fidelity Phillips Street Trust: Fidelity U.S. Government Reserves and Fidelity Cash Reserves of our reports dated January 5, 2004 on the financial statements and financial highlights included in the November 30, 2003 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 26, 2004